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FOR IMMEDIATE RELEASE

    BAY STATE BANCORP, INC. ANNOUNCES DATE OF SPECIAL MEETING OF STOCKHOLDERS

Brookline, Massachusetts, March 13, 2003 - Bay State Bancorp, Inc. (AMEX: BYS) announced today that its special meeting of stockholders to consider and vote on the proposed merger of Bay State Bancorp, Inc. with and into Seacoast Financial Services Corporation will be held on April 30, 2003. Stockholders of record of Bay State as of March 18, 2003 will be entitled to vote on the proposal to approve and adopt the Agreement and Plan of Merger entered into by the parties on December 19, 2002. Bay State intends to distribute the proxy statement/prospectus on or about March 26, 2003. It is anticipated that the transaction will be completed in the second quarter of 2003.

Bay State Bancorp, Inc. is the holding company for Bay State Federal Savings Bank and is headquartered in Brookline, Massachusetts.

Statements contained in this release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statement are subject to risk and uncertainties, which could cause actual results to differ materially from this currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Bay State with the Securities and Exchange Commission from time to time. Bay State does not undertake or intend to update any forward-looking statements.

Seacoast Financial and Bay State have filed certain documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4. Investors are urged to read the registration statement on Form S-4 containing a prospectus/proxy statement regarding the proposed transaction and any other documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors are able to obtain

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those  documents  free of charge at the SEC's website  (http://www.sec.gov).  In addition,  documents  filed with the SEC by Seacoast  Financial can be obtained,
without  charge,  by  directing  a  request  to  Seacoast   Financial   Services
Corporation, One Compass Place, New Bedford, Massachusetts 02740, Attn: James R. Rice, Senior Vice President, telephone (508) 984-6102. In addition, documents filed with the SEC by Bay State can be obtained, without charge, by directing a request to Bay State Bancorp, Inc., 1299 Beacon Street, Brookline, Massachusetts 02446, Attn: Corporate Secretary, telephone (617) 739-9500. WE URGE SHAREHOLDERS TO READ THESE DOCUMENTS, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION.

Bay State and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of Bay State and their ownership of Bay State common stock is set forth in the proxy statement for Bay State's 2002 annual meeting of stockholders as filed on Schedule 14A with the SEC on June 17, 2002. Additional information about the interests of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed transaction when it becomes available.

CONTACT:  Michael O. Gilles,  Senior Vice President and Chief Financial Officer,
(617) 739-9548